Exhibit 10.10

FIFTH AMENDMENT TO

1993 STOCK COMPENSATION PLAN OF

CLAYTON WILLIAMS ENERGY, INC.

Adopted by the Board of Directors of Clayton Williams Energy, Inc. on November 1, 2005.

Section 17 of the 1993 Stock Compensation Plan of Clayton Williams Energy, Inc. (the “Plan”) is restated in its entirety as follows:

“17.         Termination of the Plan. The Plan shall continue in effect until terminated by the Board of Directors of the Company pursuant to Section 18 hereof. Options may be granted under this Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of its termination shall remain in effect until the Option shall have been exercised or shall have expired.”